Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-168508) pertaining to the Federal-Mogul Corporation 2010 Stock Incentive Plan of our reports dated February 28, 2012, with respect to the consolidated financial statements and schedule of Federal-Mogul Corporation, and the effectiveness of internal control over financial reporting of Federal-Mogul Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Detroit, Michigan

February 28, 2012